SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)1

                           Tessera Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   88164L 10 0
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                                December 31, 2004
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              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)


-----------------------

         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 88164L 10 0                                         Page 2 of 5 Pages

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1)   Name of Reporting Person                            Landmark Equity
     I.R.S. Identification                               Partners V, L.P.
     No. of Above Person
     (Entities Only)
-------------------------------------------------------------------------------
2)   Check the Appropriate Box                           (a) [X]
     if a Member of a Group                              (b) [ ]
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3)   SEC Use Only
-------------------------------------------------------------------------------
4)   Citizenship or Place                                Delaware
     of Organization
-------------------------------------------------------------------------------
Number of                           5)   Sole Voting
Shares Beneficially                      Power           -0-
Owned by Each
Reporting Person
With                                -------------------------------------------
                                    6)   Shared Voting
                                         Power           -0-
                                    -------------------------------------------
                                    7)   Sole Disposi-
                                         tive Power      -0-
                                    -------------------------------------------
                                    8)   Shared Dis-
                                         positive Power  -0-
                                    -------------------------------------------
9)   Aggregate Amount Beneficially
     Owned by Each Reporting person
-------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                      -0-
     Amount in Row (9)
-------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                              PN

CUSIP No. 88164L 10 0                                         Page 3 of 5 Pages

-------------------------------------------------------------------------------
1)   Name of Reporting Person                            Landmark Co-Investment
     I.R.S. Identification                               Partners, L.P.
     No. of Above Person
     (Entities Only)
-------------------------------------------------------------------------------
2)   Check the Appropriate Box                           (a) [X]
     if a Member of a Group                              (b) [ ]
-------------------------------------------------------------------------------
3)   SEC Use Only
-------------------------------------------------------------------------------
4)   Citizenship or Place                                Delaware
     of Organization
-------------------------------------------------------------------------------
Number of                          5)   Sole Voting
Shares Beneficially                     Power            -0-
Owned by Each
Reporting Person
With                               --------------------------------------------
                                   6)   Shared Voting
                                        Power            -0-
                                   --------------------------------------------
                                   7)   Sole Disposi-
                                        tive Power       -0-
                                   --------------------------------------------
                                   8)   Shared Dis-
                                        positive Power   -0-
                                   --------------------------------------------
9)   Aggregate Amount Beneficially
     Owned by Each Reporting Person                      -0-
-------------------------------------------------------------------------------
10)  Check if the Aggregate
     Amount in Row (9)
     Excludes Certain Shares
-------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                      -0-
     Amount in Row (9)
-------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                              PN

CUSIP No. 88164L 10 0                                         Page 4 of 5 Pages

                         Schedule 13G (Final Amendment)

          Reference is hereby made to the statement on Schedule 13G filed on Februeary 17, 2004 (the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following Items of the Schedule 13G are hereby amended and restated to read in their entirety as follows:

Item 4   -        Ownership.

                  (a) Amount Beneficially Owned:

                  Landmark V:  -0-
                  Landmark Co-Investment:  -0-

                  (b) Percent of Class:

                  Landmark V:  -0-
                  Landmark Co-Investment:  -0-

                  (c) Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote:

                  Landmark V:  -0-
                  Landmark Co-Investment:  -0-

                  (ii) shared power to vote or to direct the vote: -0-

                  (iii) sole power to dispose or to direct the disposition of:

                  Landmark V:  -0-
                  Landmark Co-Investment:  -0-

                  (iv) shared power to dispose or to direct the disposition of:
                       -0-

Item 5 -          Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the Common Stock, check the following: [X]

CUSIP No. 88164L 10 0                                          Page 5 of 5 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          LANDMARK EQUITY PARTNERS V, L.P.

                                          By:  Landmark Partners V, L.P.,
                                                  General Partner

                                          By:  Landmark Advisers Inc.,
                                                  Managing General Partner

                                          By  /s/  Timothy L. Haviland
                                           ---------------------------------
                                               Vice President

                                          LANDMARK CO-INVESTMENT PARTNERS, L.P.

                                          By:  Landmark Partners VIII, L.L.C.,
                                                  General Partner

                                          By:  Landmark Equity Advisors, L.L.C.,
                                                  Managing Member

                                          By  /s/  Robert J. Shanfield
                                           ---------------------------------
                                               Managing Member


Date:  February 15, 2005